Exhibit 10.4
EXHIBIT F
FORM OF INDEMNIFICATION AND INSURANCE MATTERS AGREEMENT
          This Indemnification and Insurance Matters Agreement (this “Agreement”) is entered into on _________, 2007 by and between Synovus Financial Corp., a Georgia corporation (“Synovus”), and Total System Services, Inc., a Georgia corporation (“TSYS”). Synovus and TSYS are sometimes individually referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used herein and not otherwise defined in Article IV below shall have the meanings ascribed to such terms in the Distribution Agreement (as defined below).
RECITALS
          WHEREAS, Synovus has agreed, subject to the terms and conditions set forth in the Agreement and Plan of Distribution, dated October 25, 2007, between the Parties (“Distribution Agreement”) to distribute to the holders of the issued and outstanding shares of common stock, $1.00 par value, of Synovus as of the Second Distribution Record Date (as defined in the Distribution Agreement) all of the shares of TSYS Common Stock (as defined in the Distribution Agreement) owned by Synovus, in accordance with the Distribution Agreement;
          WHEREAS, in furtherance of the Distribution Agreement the Parties desire to set forth certain agreements regarding indemnification and insurance.
          NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the Parties hereto agree as follows:
ARTICLE I
MUTUAL RELEASES AND INDEMNIFICATION
     Section 1.1. Release of Pre-Distribution Claims.
          (a) TSYS Release. Except as provided in Section 1.1(d), as of the Effective Time, TSYS (on its behalf and on behalf of the members of its Group) does hereby remise, release and forever discharge the Synovus Indemnitees from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the transactions contemplated by the Distribution Agreement or any Ancillary Agreement and all other activities to implement any of the Distributions.
          (b) Synovus Release. Except as provided in Section 1.1(d), as of the Effective Time, Synovus (on its behalf and on behalf of the members of its Group) does hereby remise, release and forever discharge the TSYS Indemnitees from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the transactions contemplated by the Distribution Agreement or any Ancillary Agreement and all other activities to implement any of the Distributions.
          (c) Notwithstanding anything to the contrary in the foregoing, nothing in this Agreement shall remise, release or discharge any rights or claims that any member of one Group may have against any shareholder, director, officer, agent or employee of any member of the other Group (in their respective capacities as such) as a result of any fraudulent conduct or intentional violation of law by such shareholder, director, officer, agent or employee.
          (d) No Impairment. Nothing contained in Section 1.1(a) or (b) shall impair any right of any Person to exercise any right (including any right to indemnification) or power under, or enforce, the Distribution Agreement, any Ancillary Agreements (including this Agreement), or any of the agreements set forth on Schedule 1, which agreements on Schedule 1 are expressly excluded from the releases in Section 1.1(a) and (b). In addition, nothing contained in Section 1.1(a) or Section 1.1(b) shall release any Person from:
     (i) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Effective Time;
     (ii) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of another Group; and
     (iii) any Liability provided in or resulting from any other contract or understanding that is entered into after the Effective Time between any Party (and/or a member of such Party’s Group), on the one hand, and any other Party (and/or a member of such Party’s Group), on the other hand.
          (e) No Actions as to Released Claims. TSYS (on its behalf and on behalf of the members of its Group) agrees not to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Synovus, or any other Person released pursuant to Section 1.1(a), with respect to any Liabilities released pursuant to Section 1.1(a). Synovus (on its behalf and on behalf of the members of its Group) agrees not to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against TSYS or any other Person released pursuant to Section 1.1(b), with respect to any Liabilities released pursuant to Section 1.1(b). If either Party (including any director, officer, or employee of a Party) initiates any Action with respect to claims released under Section 1.1, the Party must indemnify the other Party (or the relevant Indemnitee) in accordance with Section 1.2 or 1.3, as applicable.

          (f) Further Instruments. At any time, at the request of any other Party, each Party shall execute and deliver releases reflecting the provisions hereof.
     Section 1.2. Indemnification by TSYS. Except as otherwise provided in this Agreement, TSYS shall indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Synovus Indemnitees from and against any and all Liabilities suffered or incurred by a Synovus Indemnitee that relate to, arise out of or result from any of the following items (without duplication):
     (i) the TSYS Business; and
     (ii) any breach by TSYS or a member of the TSYS Group of the Distribution Agreement or any of the Ancillary Agreements (unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder).
     Section 1.3. Indemnification by Synovus. Except as otherwise provided in this Agreement, Synovus shall indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the TSYS Indemnitees from and against any and all Liabilities suffered or incurred by a TSYS Indemnitee that relate to, arise out of or result from any of the following items (without duplication):
     (i) the Synovus Business; and
     (ii) any breach by Synovus or a member of the Synovus Group of the Distribution Agreement or any of the Ancillary Agreements (unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder).
     Section 1.4. Procedures for Defense, Settlement and Indemnification
          (a) Notice of Claims. An Indemnitee shall give the Indemnifying Party notice of any matter that an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement (other than a Third Party Claim which shall be governed by Section 1.4(b)), within twenty-one (21) calendar days of such determination. Any such notice shall describe in reasonable detail the Liability alleged to give rise, or giving rise, to the indemnification, including stating the amount of the Liability claimed as then-known or reasonably estimated, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises. Notwithstanding the foregoing, the delay or failure of any Indemnitee or other Person to give notice as provided in this Section 1.4(a) shall not relieve the related Indemnifying Party of its obligations under this Article I, except to the extent that such Indemnifying Party is actually and substantially prejudiced by such delay or failure to give notice.
          (b) Third Party Claims. If a Synovus Indemnitee or a TSYS Indemnitee (as applicable) (an “Indemnitee”) shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) of any claim or of the commencement by any such Person of any Action against it (collectively, a “Third Party Claim”) with respect to which a party hereunder (an

“Indemnifying Party”) may be obligated to provide indemnification to such Indemnitee pursuant to Section 1.2 or 1.3, such Indemnitee shall give such Indemnifying Party written notice thereof within twenty-one (21) calendar days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail, including the amount of the Liability claimed as then-known or reasonably estimated, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises. Notwithstanding the foregoing, the delay or failure of any Indemnitee or other Person to give notice as provided in this Section 1.4(b) shall not relieve the related Indemnifying Party of its obligations under this Article I, except to the extent that such Indemnifying Party is actually and substantially prejudiced by such delay or failure to give notice.
          (c) Defense By Indemnifying Party. Except in the case of a Third Party Claim which seeks injunctive relief, declaratory judgment or other nonmonetary relief against an Indemnitee, an Indemnifying Party may elect, at its cost, risk and expense, to assume the defense of such Third Party Claim, with counsel reasonably satisfactory to the Indemnitee seeking indemnification. After timely notice in writing from the Indemnifying Party (which notice shall specify any reservations or exceptions) to the Indemnitee of such election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the Indemnifying Party shall not be liable to such Indemnitee for any legal or other expenses incurred by Indemnitee in connection with the defense thereof. The Indemnitee agrees to cooperate in all reasonable respects with the Indemnifying Party and its counsel in the defense against any Third Party Claim. The Indemnifying Party, the Indemnitee and their respective counsels shall cooperate in good faith with any insurance carriers which are providing, or may provide, them with coverage with respect to such Third Party Claim. The Indemnifying Party shall be entitled to compromise or settle any Third Party Claim as to which it is providing indemnification and which includes a full release of the Indemnitee, which compromise or settlement shall be made only with the written consent of the Indemnitee, such consent not to be unreasonably withheld or delayed.
          (d) Defense by Indemnitee. If an Indemnifying Party does not elect to assume the defense of a Third Party Claim within twenty-one (21) calendar days after receipt of notice of such claim or if the Indemnifying Party does not have the right to assume the defense of such claim because the claim seeks injunctive relief, declaratory judgment or other nonmonetary relief or otherwise against the Indemnitee and the Indemnitee has provided written notice to that effect to the Indemnifying Party, the Indemnitee will, upon delivering notice to such effect to the Indemnifying Party, have the right to undertake the defense, compromise or settlement of such Third Party Claim on behalf of and for the account of the Indemnifying Party subject to the limitations as set forth in this Section 1.4; provided, however, that no Third Party Claim shall be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If the Indemnitee assumes the defense of any Third Party Claim, it shall keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. The Indemnifying Party shall reimburse all such costs and expenses of the Indemnitee in the event it is ultimately determined that the Indemnifying Party is obligated to indemnify the Indemnitee with respect to such Third Party Claim.

     Section 1.5. Additional Matters.
          (a) Cooperation in Defense and Settlement. With respect to any Third Party Claim that implicates both TSYS and Synovus (or any members of their respective Groups) in a material fashion due to the allocation of any Liabilities, responsibilities for management of defense and related indemnities set forth in the Distribution Agreement, this Agreement or any of the Ancillary Agreements, the Parties agree to cooperate fully and maintain a joint defense (in a manner that will preserve the attorney-client and other privileges with respect thereto) so as to minimize such Liabilities and defense costs associated therewith. The Party that is not responsible for managing the defense of such Third Party Claims shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may retain counsel to monitor or assist in the defense of such claims at its own cost.
          (b) Substitution. In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or the Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the rights and obligations of the Parties regarding indemnification and the management of the defense of claims as set forth in this Article I shall not be altered.
          (c) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to or on behalf of any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee, in whole or in part based upon whether the Indemnifying Party has paid all or only part of the Indemnitee’s Liability, as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.
          (d) Restriction on Access. Nothing in Section 1.5(a) requires TSYS, Synovus or any of their respective Group members (each acting reasonably) to allow another Party to have access to anything that (i) is the subject of any attorney-client, joint defense or other privilege, except where the privilege is shared by TSYS and Synovus, as set forth in the Distribution Agreement and in which case will be governed by the terms of the Distribution Agreement, or (ii) has been prepared for the purpose of, or in contemplation of, TSYS, Synovus or any of their respective Group members, as the case may be, making a claim against another Party under this Agreement, the Distribution Agreement or any other Ancillary Agreement.
          (e) Not Applicable to Taxes. This Agreement shall not apply to Taxes (which are covered by the Tax Sharing Agreement).
          (f) Indemnification Payment. Any payment required to be made under this Agreement shall be made promptly (and without any right of set-off), and in any event, not later than ten (10) calendar days after the date on which the amount due is determined or agreed pursuant to this Agreement.

          (g) Transition Services Agreement. No Synovus Indemnitee or TSYS Indemnitee, as applicable, may make any claim with respect to any Liability for indemnification or contribution under this Agreement to the extent that Section 5.2 of the Transition Services Agreement operates to exclude indemnification or contribution for such Liability.
     Section 1.6. Indemnification Obligations Net of Insurance Proceeds and Other Amounts on a Net-Tax Basis.
          (a) Any Liability subject to indemnification or contribution pursuant to this Agreement will (i) be net of Insurance Proceeds that actually reduce the amount of the Liability, (ii) be net of any proceeds received by the Indemnitee from any third party for indemnification for such Liability that actually reduce the amount of the Liability (“Third Party Proceeds”) and (iii) will be determined on a Net-Tax Basis. Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Agreement to any Indemnitee pursuant to this Agreement will be reduced by any Insurance Proceeds or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.
          (b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification and contributions provisions hereof, have any subrogation rights with respect thereto. The Indemnitee shall use commercially reasonable efforts to seek to collect or recover any third-party Insurance Proceeds and any Third Party Proceeds to which the Indemnified Party is entitled in connection with any Liability for which the Indemnified Party seeks contribution or indemnification pursuant to this Agreement; provided, that the Indemnitee’s inability to collect or recover any such Insurance Proceeds or Third Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder.
          (c) The term “Net-Tax Basis” as used in this Agreement means that, in determining the amount of the payment necessary to indemnify any party against, or reimburse any party for, Liabilities, the amount of such Liabilities will be determined net of any actual reduction in Tax payable by the Indemnitee as the result of sustaining or paying such Liabilities after taking into account any Tax incurred on the receipt of Insurance Proceeds and Third Party Proceeds, and the amount of such Indemnity Payment will be increased (i.e., “grossed up”) by the amount necessary to satisfy any income or franchise Tax Liabilities that will be incurred by the Indemnitee as a result of its receipt of, or right to receive, such Indemnity Payment (as so increased), so that the Indemnitee is put in the same net after-Tax economic position as if it had not incurred such Liabilities, in each case without taking into account any impact on the Tax basis that an Indemnitee has in its assets.

     Section 1.7. Survival of Indemnities.
          (a) Subject to Section 3.6, the rights and obligations of the Synovus Group and the TSYS Group under this Article I shall:
     (i) survive the sale or other transfer by any Party of any assets or businesses or the assignment by it of any Liabilities or the sale by any member of the Synovus Group and the TSYS Group of the capital stock or other equity interests of any Subsidiary to any Person; and
     (ii) remain operative and in full force and effect, regardless of (x) any investigation made by or on behalf of any Indemnitee; and (y) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification or contribution hereunder.
ARTICLE II
INSURANCE MATTERS
     Section 2.1. Insurance Policies and Rights After Distribution. As of the Effective Time, the TSYS Group shall retain (a) any and all rights as an insured party, where applicable, under each of the Shared Policies, subject to the terms, conditions, and limitations of such Shared Policies, with respect to all claims, suits, actions, proceedings, injuries, losses, Liabilities, damages and expenses incurred or claimed to have been incurred prior to the Effective Time by any person or party in connection with the conduct of the TSYS Business or, to the extent any claim is made against TSYS or any member of its Group regarding the conduct of the business of the Synovus Business, and which claims, suits, actions, proceedings, injuries, losses, Liabilities, damages and expenses arise out of an insured occurrence under one or more of such Shared Policies, and (b) any and all rights as an insured party, where applicable, under each of the TSYS Policies.
     Section 2.2. Reimbursement for Unearned Premiums. Synovus agrees to use reasonable efforts to procure on behalf of TSYS a return of any unearned premiums due under the Shared Policies as a result of the TSYS Group no longer being an insured as of the Effective Time. Synovus agrees that TSYS is entitled to any such sums actually remitted, not to exceed, however, the actual amount TSYS paid as its premium allocation for any such Shared Policy.
     Section 2.3. Post-Distribution Date Claims. If, subsequent to the Effective Time, any Person shall assert a claim against any member of the TSYS Group (including where a member of the TSYS Group is a joint defendant with any other person or entity) with respect to any claim, suit, action, proceeding, injury, loss, liability, damage or expense incurred or claimed to have been incurred prior to the Effective Time in connection with the conduct of the TSYS Business, or to the extent any claim is made against any member of the TSYS Group (including where a member of the TSYS Group is a joint defendant with any other person or entity) regarding the conduct of the Synovus Business, and which claim, suit, action, proceeding, injury, loss, liability, damage or expense arises out of an insured occurrence under one or more of the Shared Policies, Synovus shall assist TSYS in asserting such claim and assist TSYS in the collection of any

Insurance Proceeds under such Shared Policy on behalf of the member of the TSYS Group and remit promptly to TSYS any Insurance Proceeds so collected, and Synovus shall further on behalf of TSYS assert any and all rights of an insured party under such Shared Policy with respect to such asserted claim, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer and the right to any applicable Insurance Proceeds thereunder. The Parties hereby acknowledge and agree that nothing herein shall limit TSYS’s right to assert such claims directly and collect Insurance Proceeds under any Shared Policy and that, should TSYS become liable for any Synovus Liabilities covered by any Shared Policy or any Synovus Policy, TSYS shall have the right to assert such claims directly and collect Insurance Proceeds under any such Shared Policy or Synovus Policy. Except as otherwise contemplated by the Distribution Agreement, this Agreement or any Ancillary Agreement, after the Effective Time, neither Synovus nor TSYS shall (nor any member of their respective Group), without the consent of the other, provide any Shared Policy insurance carrier with a release, or amend, modify or waive any rights under any such policy or agreement, if such release, amendment, modification or waiver would adversely affect any rights or potential rights of the Synovus Group or the TSYS Group thereunder. However, nothing in this Section 2.3 shall (A) preclude any member of the Synovus Group or the TSYS Group that are insured under the Shared Policies from presenting any claim or from exhausting any policy limit or (B) require Synovus or TSYS (or any member of their respective Group) to renew, extend or continue any policy in force.
     Section 2.4. TSYS Insurance Coverage After the Effective Time. Subject to Section 2.5, from and after the Effective Time, TSYS, and TSYS alone, shall be responsible for obtaining and maintaining insurance programs for its risk of loss and such insurance arrangements shall be separate and apart from the Synovus insurance programs. Synovus, upon the request of TSYS, from and after the Effective Time shall provide TSYS with any information that is in the possession of Synovus and is reasonably available and necessary for TSYS to obtain its insurance coverages.
     Section 2.5. Run-Off Directors and Officers Insurance Coverage for TSYS and Synovus. The Parties shall procure for the benefit of Synovus and TSYS (and their respective directors, officers, any other insured persons, and Groups (including any directors and officers, and any other insured persons thereof)), run-off directors and officers liability insurance coverage, but solely with respect to coverage for “wrongful acts” (as customarily defined in such coverage) that were completed in whole prior to or at the Effective Time or commenced in part prior to the Effective Time and continued thereafter. Provided, however, that TSYS, and TSYS alone, shall be responsible for purchasing and maintaining any and all types of directors and officers liability insurance, other than the run-off coverage as outlined in this Section 2.5, including but not limited to coverage for the TSYS Group (and its respective Subsidiaries, directors and officers, and any other insured persons) for “wrongful acts” occurring solely after the Effective Time. Such run-off coverage for the benefit of Synovus and TSYS (and their respective directors, officers, any other insured persons, and Groups (including any directors and officers, and any other insured persons thereof)) shall be procured and non-cancelable for a six-year period commencing as of the Effective Time and shall include only the following policies and limits:
a. Primary traditional directors and officers insurance policy with an aggregate limit of $100,000,000 and on the same or comparable terms and conditions as currently provided under the directors and officers Shared Policy;

b. Excess traditional directors and officers insurance policy with an aggregate limit of $25,000,000 and on the same or comparable terms and conditions as currently provided under the directors and officers Shared Policy; and
c. Separate Side A Difference-In-Conditions (“DIC”) insurance policies for the Synovus insured directors and officers and the TSYS insured directors and officers, each with an aggregate limit of $50,000,000, and on the same or comparable terms and conditions as currently provided under the separate Synovus and TSYS Side A DIC policies (collectively the “Run-Off Policies”).
Synovus and TSYS, and their respective Groups, shall both be named insureds under the Run-Off Policies (except, however, the Side A DIC policies, each of which shall insure separately the Synovus directors and officers and the TSYS directors and officers), which policies and limits shall be accessible to both entities and their respective Subsidiaries, directors and officers, and/or any other insured persons, as applicable under the terms and conditions of such Run-Off Policies. Synovus and TSYS shall each pay one-half of the total premium and any other costs for the purchase of the Run-Off Policies. In the event that the applicable limits of the Run-Off Policies (except, however, the separate Side A DIC policies as outlined in this Section 2.5) are exceeded by the amount of outstanding Insured Claims by the Synovus Group and the TSYS Group, the Parties agree to allocate the Insurance Proceeds using the allocation method as provided in Section 2.6(c).
     Section 2.6. No Liability. Each Party agrees that the other Party (and its Group members) shall have no Liability as a result of the other Party’s insurance policies and practices as in effect at any time and arising from the level or scope of the other Party’s insurance, the creditworthiness of any insurance carrier or the terms and conditions of any insurance policy of the other Party.
     Section 2.7. Administration and Other Matters.
          (a) Administration. Subject to Section 2.7(c) and Section 2.7(d), from and after the Effective Time, (i) Synovus shall be responsible for (A) Insurance Administration of the Shared Policies with respect to all Liabilities except TSYS Liabilities and (B) Claims Administration (except as provided below) under such Shared Policies with respect to all Liabilities except TSYS Liabilities, and (ii) TSYS shall be responsible for (A) Insurance Administration of the Shared Policies with respect to all TSYS Liabilities and (B) Claims Administration (except as provided below) under such Shared Policies with respect to all TSYS Liabilities; provided, however, that the retention of such responsibilities by Synovus or TSYS, as the case may be, is in no way intended to limit, inhibit or preclude (i) any right to insurance coverage for any Insured Claim of a named insured under such Policies as contemplated by the terms of this Agreement or (ii) the sharing between Synovus and TSYS of information relating to the matters addressed in this Article II; and provided further that Synovus’s retention or TSYS’s retention, as the case may be, of the administrative responsibilities for the Shared Policies shall not relieve the party submitting any Insured Claim of the primary responsibility for reporting such Insured Claim accurately, completely and in a timely manner or of such party’s authority to settle any such Insured Claim within any period permitted or required by the relevant Policy. Subject to Article I, each of the Parties hereto shall administer and pay any costs relating to its respective Insured Claims under Shared Policies to the extent such costs are not covered under such Policies and shall be responsible for obtaining or reviewing the appropriateness of releases upon settlement of its respective Insured Claims under Shared Policies. If an Insured Claim involves both TSYS Liabilities and Synovus Liabilities under such Shared Policies, TSYS and Synovus agree to share costs that are not covered under such policies in the same proportion as their respective liability for the Insured Claim, except to the extent that Article I applies to such costs in which case they shall be borne by the relevant Indemnifying Party.
          (b) Claims. Where a Shared Policy specifically covers TSYS Liabilities for periods prior to the Effective Time or covers claims made after the Effective Time with respect to an occurrence prior to the Effective Time, then from and after the Effective Time TSYS may, subject to Section 2.7(c) and Section 2.7(d), claim coverage for Insured Claims under such Shared Policy as and to the extent that such insurance is available up to the full extent of the applicable limits of liability of such Shared Policy (and may receive any Insurance Proceeds with respect thereto as contemplated by Section 2.3 or Section 2.7(c) hereof), subject to the terms of this Section 2.7.
          (c) Allocation of Insurance Proceeds. Insurance Proceeds received with respect to claims, costs and expenses under the Shared Policies shall be paid directly to the appropriate Person or to Synovus, which shall thereafter administer the Shared Policies by paying the Insurance Proceeds, as appropriate, to Synovus with respect to Synovus Liabilities and to TSYS with respect to the TSYS Liabilities. Payment of the allocable portions of indemnity costs of Insurance Proceeds resulting from such Policies will be made by Synovus to the appropriate Person upon receipt from the insurance carrier. In the event that the applicable limits on any particular Shared Policy are exceeded by the amount of outstanding Insured Claims by Synovus and TSYS, the Parties agree to allocate the Insurance Proceeds received thereunder based upon their respective percentage of the total of their bona fide claims (measured as of the date costs related to such bona fide claims were incurred, such incurrence to be measured, (i) in the case of fees and expenses incurred for services performed that are attributable to the defense or disposition of Insured Claims, as of the date such fees and expenses are billed to an insurance carrier, and (ii) in the case of sums payable in settlement or satisfaction of a judgment attributable to Insured Claims, as of the date of any such settlement or judgment) which were covered under such Shared Policy (their allocable portion of Insurance Proceeds), and any party who has received Insurance Proceeds in excess of such party’s allocable portion of Insurance Proceeds shall pay to the other party the appropriate amount so that each party will have received its allocable portion of Insurance Proceeds pursuant hereto. Each of the Parties agrees to use commercially reasonable efforts to maximize available coverage under those Shared Policies applicable to it, and to take all commercially reasonable steps to recover from all other responsible parties in respect of an Insured Claim to the extent coverage limits under a particular Shared Policy have been exceeded or would be exceeded as a result of such Insured Claim.
          (d) Allocation of Deductibles, Etc. In the event that the Parties have bona fide claims under any Shared Policy for which a deductible or a retrospectively rated premium adjustment is payable or for which a self-insurance retention amount has been applied, the Parties agree that the aggregate amount of the deductible or retrospectively rated premium adjustment paid or retention amount applied shall be borne by the Parties in the same proportion which the Insurance Proceeds received by each such party bears to the total Insurance Proceeds received under the applicable Shared Policy (their “allocable share of the deductible, premium adjustment or retention amount”), and any party who has paid more than its allocable share of the deductible, premium adjustment or retention amount shall be entitled to receive from the other party an appropriate amount so that each party has borne its allocable share of the deductible, premium adjustment or retention amount pursuant hereto. Further, if a party receives no Insurance Proceeds under that applicable Shared Policy, that party shall have no allocable share of the deductible, premium adjustment or retention amount under that applicable Shared Policy, and the other party shall bear all of the allocable share of the deductible, premium adjustment or retention amount under that applicable Shared Policy.
     Section 2.8. Agreement For Waiver of Conflict and Shared Defense. In the event that Insured Claims of more than one of the Parties hereto exist relating to the same occurrence, the Parties shall jointly defend and waive any conflict of interest necessary to the conduct of the joint defense. Nothing in this Article II shall be construed to limit or otherwise alter in any way the obligations of the Parties to this Agreement, including those created by this Agreement, by operation of Law or otherwise.
     Section 2.9. Cooperation. The Parties agree to use their commercially reasonable efforts to cooperate with respect to the various insurance matters contemplated by this Agreement.
ARTICLE III
MISCELLANEOUS
     Section 3.1. Entire Agreement. This Agreement, the Distribution Agreement, the other Ancillary Agreements and the Exhibits and Schedules referenced or attached hereto and thereto, constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.
     Section 3.2. Governing Law. This Agreement shall be governed and construed and enforced in accordance with the laws of the State of Georgia as to all matters regardless of the laws that might otherwise govern under the principles of conflicts of laws applicable thereto.
     Section 3.3. Consent to Jurisdiction. Without limiting the provisions of Section 5.5 of the Distribution Agreement, each of the Parties irrevocably submits to the exclusive jurisdiction of the courts of the State of Georgia or the federal courts located in the State of Georgia for the purposes of any suit, action or other proceeding arising out of this Agreement, the Ancillary Agreements or any transaction contemplated hereby or thereby. Each of the Parties agrees to commence any action, suit or proceeding relating hereto either in the federal district courts located in the State of Georgia or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the state courts of the State of Georgia. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the state courts of the State of Georgia or (ii) the federal district courts located in the State of Georgia, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     Section 3.4. Notices. Any notice, demand, offer, request or other communication required or permitted to be given by any Party pursuant to the terms of this Agreement shall be in writing and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one (1) Business Day after being delivered by facsimile (with receipt of appropriate confirmation), or (iv) one (1) Business Day after being deposited with an overnight courier service, and addressed to the attention of the Party’s General Counsel at the address of its principal executive office or such other address as a Party may request by notifying the other in writing.
     Section 3.5. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.
     Section 3.6. Parties in Interest. This Agreement shall be binding upon Synovus, any member of the Synovus Group, TSYS, and any member of the TSYS Group and inure solely to the benefit of the Synovus Indemnitees and the TSYS Indemnitees, and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.
     Section 3.7. Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, except as otherwise expressly provided for in this Agreement, this Agreement shall not be assignable, in whole or in part, by any Party without the prior written consent of the other Parties, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be null and void; provided further, that a Party may assign this Agreement without such prior written consent in connection with: (i) a merger transaction in which such Party is not the surviving entity or (ii) the sale, transfer, exchange or other disposition by such Party of all or substantially all of its assets, so long as, in either case, if such merger or asset sale transaction occurs during the Restricted Assignment Period, the rating of the assignee, following the consummation of such merger or asset sale transaction, shall be BBB- or better from Standard & Poor’s and Baa3 from Moody’s Investor Services, Inc. (or if Standard & Poor’s or Moody’s Investor Services, Inc. shall change their rating designations after the date of this Agreement, a comparable rating or better under such new designations), and upon the effectiveness of any such valid assignment the assigning Party shall be released from all of its obligations under this Agreement if the surviving entity of such merger or the transferee of such assets shall agree in writing, in form and substance reasonably satisfactory to the other Parties, to be bound by the terms of this Agreement as if named as a “Party” hereto.
     Section 3.8. Severability. If any term or other provision of this Agreement is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.
     Section 3.9. Failure or Indulgence not Waiver. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.
     Section 3.10. Amendment. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the Parties.
     Section 3.11. Authority. Each of the Parties represents to the others that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.
     Section 3.12. Headings. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     Section 3.13. Limitation on Damages. Each Party irrevocably waives, and no Party shall be entitled to seek or receive from the other Party, consequential, special, indirect or incidental damages (including without limitation damages for loss of profits) or punitive damages, regardless of how such damages were caused and regardless of the theory of liability; provided, however, that to the extent an Indemnified Party is required to pay any consequential, special, indirect or incidental damages (including without limitation damages for loss of profits) or punitive damages to a third party in connection with a Third Party Claim, such damages shall constitute direct damages and not be subject to the limitations set forth in this Section 3.13.
     Section 3.14. Dispute Resolution under Distribution Agreement. Any dispute arising out of or relating to the performance, breach or interpretation of this Agreement shall be handled in accordance with Section 5.5 of the Distribution Agreement.
     Section 3.15. Effectiveness. This Agreement shall become effective upon the Effective Time and prior thereto shall be of no force or effect. If the Distribution Agreement shall be terminated in accordance with its terms prior to the occurrence of the Effective Time, this Agreement and any actions or agreements contemplated hereby shall automatically be terminated and of no force or effect.

ARTICLE IV
DEFINITIONS
     Section 4.1. General. Unless otherwise defined herein or the Distribution Agreement, the following terms shall have the following meanings:
     (a) “Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international governmental authority or any arbitration or mediation tribunal.
     (b) “Ancillary Agreement” has the meaning given to it in the Distribution Agreement.
     (c) “Claims Administration” shall mean the processing of claims made under the Shared Policies, including the reporting of claims to the insurance carriers, management and defense of claims and providing for appropriate releases upon settlement of claims.
     (d) “Distribution Agreement” has the meaning given to it in the recitals.
     (e) “Effective Time” has the meaning given to it in the Distribution Agreement.
     (f) “Group” means either the TSYS Group or the Synovus Group.
     (g) “Indemnitee” has the meaning set forth in Section 1.4(a) hereof.
     (h) “Insurance Administration” shall mean, with respect to each Shared Policy, (i) the accounting for premiums, retrospectively rated premiums, defense costs, indemnity payments, deductibles and retentions, as appropriate, under the terms and conditions of each of the Shared Policies; (ii) the reporting to excess insurance carriers of any losses or claims which may cause the applicable limits of any Shared Policy to be exceeded; (iii) the distribution of Insurance Proceeds as contemplated by this Agreement; and (iv) any and all other actions reasonably necessary for the administration of the Shared Policies.
     (i) “Insurance Proceeds” shall mean those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of an insured.
     (j) “Insured Claims” shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Shared Policies or Run-Off Policies, whether or not subject to deductibles, self-insured retentions, co-insurance, uncollectibility or retrospectively rated premium adjustments.
     (k) “Liabilities” shall mean any and all debts, liabilities, obligations, responsibilities, response actions, losses, damages (whether compensatory, punitive or treble), fines, penalties and sanctions, absolute or contingent, matured or unmatured, liquidated or unliquidated, foreseen or unforeseen, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, whenever arising, including those arising under or in connection with any Law, Action, threatened Action, order or consent decree of any Governmental Authority, or any award of any arbitration tribunal, and those arising under any contract, guarantee, commitment or undertaking, whether sought to be imposed by a Governmental Authority, private party, or party to this Agreement, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, and including any costs, expenses, interest, attorneys’ fees, disbursements and expenses of counsel, expert and consulting fees and costs related thereto or to the investigation or defense thereof.
     (l) “Net-Tax Basis” shall have the meaning subscribed to it in Section 1.6(c).
     (m) “Policies” shall mean insurance policies and insurance contracts of any kind (other than life and benefits policies or contracts), including primary, excess and umbrella policies, self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.
     (n) “Restricted Assignment Period” has the meaning set forth in the Distribution Agreement.
     (o) “Shared Policies” (or, individually, “Shared Policy”) shall mean all Policies, current or past, which are owned or maintained by or on behalf of Synovus which provide coverage to or with respect to TSYS or the TSYS Business, or any part thereof, other than TSYS Policies, including those Policies set forth on Schedule 2.
     (p) “Subsidiary” has the meaning set forth in the Distribution Agreement.
     (q) “Synovus Business” shall mean each and every business conducted at any time by any member of the Synovus Group including each and every business conducted in the past and each and every business which has been discontinued, sold or transferred, but excluding the TSYS Business.
     (r) “Synovus Group” means Synovus and any of its Subsidiaries (other than TSYS and any member of the TSYS Group) and each Person that is or becomes a Subsidiary of Synovus at or after the Effective Time.
     (s) “Synovus Indemnitees” means Synovus and each member of the Synovus Group, and each of their respective current and former shareholders, directors, officers and employees.
     (t) “Synovus Liabilities” shall mean:
     (i) any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or assumed by Synovus; and
     (ii) all Liabilities (other than Taxes and any employee-related Liabilities which are specifically covered by the Tax Sharing Agreement and the Employee Matters Agreement, respectively) primarily relating to, arising out of or resulting from:
     (A) the operation of the Synovus Business, as conducted at any time prior to, on or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any

Representative (whether or not such act or failure to act is or was within such Person’s authority)); or
     (B) the operation of any business conducted by Synovus or any member of the Synovus Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any Representative (whether or not such act or failure to act is or was within such Person’s authority)).
Notwithstanding the foregoing, the Synovus Liabilities shall not include: (a) any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or assumed by TSYS; or (b) all agreements and obligations of TSYS under this Agreement or any of the Ancillary Agreements.
     (u) “Synovus Policies” (or, individually, “Synovus Policy”) shall mean all Policies, current or past, that are owned or maintained by or on behalf of Synovus that do not provide coverage to or with respect to TSYS or the TSYS Business, or any part thereof, including those Policies set forth on Schedule 3.
     (v) “Tax” shall have the meaning set forth in the Tax Sharing Agreement.
     (w) “Third Party Claim” has the meaning set forth in Section 1.4(b) of this Agreement.
     (x) “TSYS Business” shall mean each and every business conducted at any time by any member of the TSYS Group, including each and every business which has been discontinued, sold or transferred.
     (y) “TSYS Indemnitees” means TSYS, and each member of the TSYS Group, and each of their respective current and former directors, officers and employees.
     (z) “TSYS Group” means TSYS and any of its Subsidiaries and each Person that is or becomes a Subsidiary of TSYS at or after the Effective Time.
     (aa) “TSYS Liabilities” shall mean:
     (i) any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or assumed by TSYS, and all agreements; and
     (ii) all Liabilities (other than Taxes and any employee-related Liabilities which are specifically covered by the Tax Sharing Agreement and the Employee Matters Agreement, respectively), primarily relating to, arising out of or resulting from:
     (A) the operation of the TSYS Business, as conducted at any time prior to, on or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any Representative with respect to the TSYS Business (whether or not such act or failure to act is or was within such Person’s authority)); or

     (B) the operation of any business conducted by TSYS or any member of the TSYS Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any Representative (whether or not such act or failure to act is or was within such Person’s authority)).
Notwithstanding the foregoing, the TSYS Liabilities shall not include: (a) any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or assumed by Synovus; or (b) all agreements and obligations of Synovus under this Agreement or any of the Ancillary Agreements.
     (bb) “TSYS Policies” (or, individually, “TSYS Policy”) shall mean all Policies, current or past, which are owned or maintained by or on behalf of TSYS, which relate specifically to the TSYS Business but do not relate to Synovus or the Synovus Business, and which Policies are maintained by TSYS, including those Policies set forth on Schedule 4.
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     WHEREFORE, the Parties have caused this Agreement to be duly executed as of the date first set forth above.

SYNOVUS FINANCIAL CORP.
By:
Name:
Title:

TOTAL SYSTEM SERVICES, INC.
By:
Name:
Title: